EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
OF
CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(a Delaware corporation)
INTO
INTERNATIONAL IMAGING SYSTEMS, INC.
(a Delaware corporation)

It is hereby certified that:

1. International Imaging Systems, Inc., hereinafter sometimes referred to as the "Corporation" is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock China Bio Energy Holding Co., Ltd., which is also a business corporation of the State of Delaware.

3. On November 14, 2007, the Board of Directors of the Corporation adopted the following resolutions to merge China Bio Energy Holding Group Co., Ltd. with and into the Corporation:

RESOLVED that China Bio Energy Holding Group Co., Ltd. be merged into the Corporation, and the Corporation shall be the surviving corporation, and that all of the estate, property, rights, privileges, powers and franchises of China Bio Energy Holding Group Co., Ltd. be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by China Bio Energy Holding Group Co., Ltd. in its name.

RESOLVED that this Corporation shall assume all of the obligations of China Bio Energy Holding Group Co., Ltd.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that this Corporation shall change its corporate name to China Bio Energy Holding Group Co., Ltd.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective be upon filing with the Delaware Secretary of State.

Executed on November 15, 2007

INTERNATIONAL IMAGING SYSTEMS, INC.

By:  /s/ Gao Xincheng

Name: Gao Xincheng
Title: Director, Chief Executive Officer and President